Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700
Bill Gordon – Media Relations
Phone: 212-724-6312

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS INC. REAFFIRMS ITS COMMITMENT TO

BRINGING PV-10 TO MARKET NOTWITHSTANDING FDA DECISION ON

BREAKTHROUGH THERAPY DESIGNATION

PATH FORWARD TO BE COMMUNICATED JUNE 2ND AT ASCO

CONFERENCE CALL SCHEDULED TODAY AT 4 PM EDT

KNOXVILLE, TN, May 23, 2014 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT) (http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company, has received notification from the United States Food and Drug Administration that the data upon which the Company based its request for designation of PV-10 as a Breakthrough Therapy for the treatment of patients with locally advanced cutaneous melanoma was insufficient to demonstrate substantial improvement over existing therapies. As a result, the FDA has declined to designate PV-10 as a Breakthrough Therapy at this time. Further data may cause the Agency to revisit this decision at a later date. PV-10 is the Company’s novel investigational drug for solid tumors.

In the notification letter the FDA stated, “We have reviewed your request and while we have determined that treatment of ‘locally advanced cutaneous melanoma’ meets the criteria for a serious or life-threatening disease or condition, the preliminary clinical evidence you submitted does not indicate that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. Therefore, designation as a Breakthrough Therapy cannot be granted at this time.”

Dr. Craig Dees, PhD, CEO of Provectus noted, “Given that only about one third of requests are granted, and no intralesional drugs have received designation, we fully understand the regulatory challenges these types of drugs face. This effort, while not initially successful, will benefit the company in pursuing available approaches for approval of PV-10.

Dees continued, “We are very happy that the Agency recognized that locally advanced cutaneous melanoma is a serious condition and consider that a win for melanoma patients. We believe that elimination of these patients’ tumors is clinically relevant, but as we alluded to in our January 24, 2014 press release regarding our Type C meeting of December 16, 2013, a focused bridging study appears to be necessary to conclusively establish a link between complete response and symptom-based endpoints.”

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Dees concluded, “We are carefully weighing the advice of the Agency and will provide an outline of the path forward for melanoma in our poster presentation June 2nd at ASCO. We continue to enroll our currently active protocols examining the effect of PV-10 on tumors of the liver; providing expanded access treatment of cutaneous and subcutaneous tumors; and probing the immunologic mechanism of action resulting from tumor ablation with PV-10. With adequate available capital we are in a strong position to execute the necessary steps to bring PV-10 to market for solid tumors and continue development of PH-10 for dermatologic indications.”

A copy of the Agency’s notification letter will be filed as an attachment to a SEC form 8-K. The clinical data submitted in the request will be presented at the American Society of Clinical Oncology (ASCO) annual meeting on Monday, June 2.

In the request, Provectus presented an analysis of the sub-group of 54 patients in phase 2 study PV-10-MM-02 having melanoma confined to cutaneous and subcutaneous sites and where all disease was followed; any new clinically relevant disease constituted progression with no further assessment for response. Complete response of all injected lesions was observed in 37% of these patients (95% confidence interval 24-51%). In 28 of these patients having all of their baseline disease injected, complete response was observed in 50% of patients (CI 31-70%).

Conference Call Today at 4 PM EDT

The management of Provectus Biopharmaceuticals, Inc. will host a conference call today at 4 PM Eastern. Those who wish to participate in the conference call may telephone 877-407-4019 from the U.S. International callers may telephone 201-689-8337, approximately 15 minutes before the call. A webcast will also be available at: www.pvct.com.

A digital replay will be available by telephone approximately two hours after the completion of the call until July 23, 2014, and may be accessed by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers, and using the Conference ID#13583661.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has recently completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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